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Investor Relations
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Email: investor@furmanite.com

FURMANITE CORPORATION REPORTS SUBSTANTIAL GROWTH IN 2007

Company reports net income of $3.4 million for the quarter and $12.5 million for the year
EPS were $.09 in the fourth quarter and $0.35 for the year – a $0.45 gain over 2006

DALLAS, TEXAS (March 14, 2008) – Furmanite Corporation (NYSE: FRM) today reported results for the year ended December 31, 2007. Revenues for the year were $290.3 million, compared with $246.4 million for the same period in 2006. The Company reported net income of $12.5 million for the year, compared with a net loss of $(3.4) million for the prior year. Earnings per share were $0.35 for the year, compared with $(0.10) for the same time last year.

“We are pleased to report a strong 2007 for Furmanite. The momentum we established early in the year continued throughout the fourth quarter and yielded excellent results,” said John R. Barnes, chairman and chief executive officer of Furmanite Corporation.

For the year, revenues were up by $43.9 million, and the company’s $12.5 million net income for 2007 represents a profit improvement of $15.9 million over 2006. For the fourth quarter 2007, revenues were up $6.1 million, and net income was up $4.3 million over the prior year.

Commenting on the company’s operations, Michael L. Rose, president of Furmanite, said: “We saw revenues increase in every region for the quarter and for the year. In the U.S., revenues were up $2.8 million for the quarter and $20.0 million for the year. Revenues in Europe increased by $3.3 million for the quarter and $17.4 million for the year; and in Asia Pacific, we had a $59,000 gain for the quarter and a $6.5 million increase for the year. These revenue increases translated into a $5.4 million operating income gain for the quarter and a substantial $18.7 million increase in operating income for the year. We’re excited by the progress we made in 2007 and our opportunities for growth in 2008.”

Revenues, operating income and net income include currency gains of $12.8 million, $1.9 million and $1.5 million, respectively, for the year ended December 31, 2007. For the fourth quarter 2007, revenues, operating income and net income include $3.8 million, $0.7 million and $0.4 million, respectively.

The annual meeting of stockholders of Furmanite Corporation will be held at 900 East Lookout Drive, Richardson, Texas 75082, at 10:00 a.m. Central Daylight Time on May 12, 2008, for the purposes of electing a Board of Directors and to transact such other business as may properly come before the meeting. Stockholders of record at the close of business on March 20, 2008, will be entitled to notice of, and to vote at, the Annual Meeting.

ABOUT FURMANITE CORPORATION

Furmanite Corporation (NYSE: FRM) is a worldwide technical services firm. Headquartered in Dallas, Texas, Furmanite, one of the world’s largest specialty technical services companies, delivers a broad portfolio of engineering solutions that keep facilities operating, minimizing downtime and maximizing profitability. Furmanite’s diverse, global operations serve a broad array of industry sectors, including offshore drilling operations, pipelines, refineries and power generation facilities, chemical and petrochemical plants, steel mills, automotive manufacturers, pulp and paper mills, food and beverage processing plants, semi-conductor manufacturers and pharmaceutical manufacturers. Furmanite operates more than 70 offices on five continents. For more information, visit www.furmanite.com.

Certain of the Company’s statements in this press release are not purely historical, and as such are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, plans, beliefs, expectations or projections of the future. Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in the Company’s business, and other risks and uncertainties detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. One or more of these factors have affected, and could in the future affect the Company’s business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this document will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to management, and the Company assumes no obligation to update any forward-looking statements.